FOR IMMEDIATE RELEASE

Osage files form 8-K and acquires leases in Oklahoma

San Diego, California, January 26, 2011 -- Osage Exploration and Development, Inc. (OTCBB: OEDV) filed a form 8-K with the Securities and Exchange Commission disclosing placement of a $500,000 Senior Secured Note with an Institutional Investor.

The proceeds of the Note will be used for leasehold acquisition in Logan County, Oklahoma, and working capital.

“Osage has been acquiring leasehold interests in Logan County and the proceeds from this placement will allow us to continue to build out our portfolio of drilling prospects in one of the hottest development plays onshore, the horizontal Mississippian in Oklahoma,” stated Kim Bradford, President and CEO.

“Many mid-sized petroleum companies have too great a percentage of their reserves in gas, which is fueling a small frenzy to acquire good economic oil plays onshore. With the horizontal drilling and multi-stage fracturing technologies available, shale and carbonate rock development is in the forefront of exploration efforts today. With that said, the focus going forward will be economics, and we believe that the horizontal Mississippian compares favorably to most of the onshore resource plays currently being drilled,” stated Greg Franklin, VP Exploration.

About Osage Exploration and Development, Inc.

Based in San Diego, California with production offices in Oklahoma City, Oklahoma, and executive offices in Bogota, Colombia, Osage Exploration and Development, Inc. is an independent exploration and production company with interests in oil and gas wells and prospects in the US and Colombia. www.osageexploration.com